Exhibit 99.1

NEWS RELEASE

Contact: Matt Barton, President and CEO, mbarton@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

For Further Information Contact:

Dorman Products, Inc. Reports Sales and Earnings

For the First Quarter Ended March 26, 2016

•	Q1 sales increased 10% to $208.1 million

•	Q1 EPS increased 18% to $0.71 per diluted share

•	Cash flow from operations was $23.9 million

COLMAR, PENNSYLVANIA (April 26, 2016) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the first quarter ended March 26, 2016 of $208.1 million, an increase of 10% from $188.5 million in the first quarter of 2015. Diluted earnings per share for the first quarter ended March 26, 2016 increased 18% to $0.71 per share from $0.60 per share in the first quarter of 2015.

“We are pleased with our first quarter sales growth. It exceeded our expectations as a result of stronger than anticipated inventory expansion by one customer, and strong purchase and sell through levels throughout most of our customer base. First quarter 2016 EPS grew by 18% on 10% sales growth as a result of solid operating expense leverage. Our outlook for the year is for mid- to high- single digit revenue and profit growth despite the strong start to 2016 as we expect increased competitive pressures to impact results beginning in the second quarter. We remain optimistic about on the long-term outlook for the business as we continue to invest in our new product capabilities in the markets we serve,” said Matt Barton, President and Chief Executive Officer.

Gross profit margin was consistent year over year at 38.7%. SG&A expenses increased 6% in the first quarter of 2016 to $41.7 million from $39.2 million in the first quarter of 2015. The increase was the result of higher variable expenses associated with our sales growth and labor cost increases. Results for the first quarter of 2016 include a pre-tax charge of $0.9 million for an additional provision for uncollectible accounts receivable due to the bankruptcy of one customer early in the year. We expect no further impact from this matter. Results for the first quarter of 2015 included $1.7 million in incremental costs associated with our now completed September 2014 ERP conversion.

“We are working hard on all fronts to continue to grow the Aftermarket one innovation at a time. A few examples of our recent success include:

•	New product additions resulted in 1,103 unique SKU’s in the first quarter.

•	Our Dorman HD Solutions offering continues to gain momentum in the heavy duty aftermarket, and was up 60% in the first quarter of 2016. Revenue from new products including EGR components, fluid reservoirs and lighting, combined with increased penetration across core customers drove the performance. We are confident that this brand will continue its strong growth trajectory.

•	Our investments in Complex Electronics are paying off, with a year over year sales increase of 58%.

•	In April we distributed over 1 million copies of our 2016 ‘Service Dealer Guide’ publication to our distribution partners, stores and technicians. This new guide features formerly ‘Dealer Only’ parts – now available to the Aftermarket. These exclusive new parts reduce dependency on the OE Dealer and provide Dorman’s customers a better choice for automotive replacement parts.

I would like to thank all of our contributors for another successful quarter, and our customers and end-users for their continued support and acceptance of our new products,” said Mr. Barton.

The Company repurchased 207,166 shares of its common stock for $9.6 million at an average price of $46.46 per share during the first quarter of 2016, and has $64.3 million remaining under its current $150 million share repurchase program.

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 26, 2015. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
	3/26/16	Pct.	3/28/15	Pct.
First Quarter (unaudited)
Net sales	$208,148	100.0	$188,474	100.0
Cost of goods sold	127,554	61.3	115,581	61.3
Gross profit	80,594	38.7	72,893	38.7
Selling, general and administrative expenses	41,663	20.0	39,241	20.8
Income from operations	38,931	18.7	33,652	17.9
Interest expense, net	57	0.0	52	0.1
Income before income taxes	38,874	18.7	33,600	17.8
Provision for income taxes	14,203	6.8	12,261	6.5
Net income	$24,671	11.9	$21,339	11.3
Diluted earnings per share	$0.71		$0.60
Weighted average diluted shares outstanding	34,734		35,643

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	3/26/16	12/26/15
Assets:
Cash and cash equivalents	$86,978	$78,659
Accounts receivable	207,395	203,923
Inventories	187,586	193,725
Prepaid expenses	2,732	2,326
Total current assets	484,691	478,633
Property, plant & equipment, net	88,429	87,046
Goodwill and other intangible assets, net	29,864	29,889
Deferred income taxes, net	7,999	7,557
Other assets	20,226	18,740
Total assets	$631,209	$621,865
Liabilities & shareholders’ equity:
Accounts payable	$52,262	$63,967
Accrued expenses and other	40,225	34,603
Total current liabilities	92,487	98,570
Other long-term liabilities	5,572	5,259
Shareholders’ equity	533,150	518,036
Total liabilities and equity	$631,209	$621,865
Selected Cash Flow Information (unaudited):

(in thousands)	13 Weeks	13 Weeks
	3/26/16	3/28/15
Depreciation, amortization and accretion	$4,499	$3,618
Capital expenditures	$5,598	$5,749